Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XTERA COMMUNICATIONS, INC.

Xtera Communications, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That the name of the Corporation is Xtera Communications, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 14, 1998, under the name “Bandwidth Solutions, Inc.”

SECOND: That this Amended and Restated Certificate of Incorporation amends and restates in its entirety the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, and has been adopted and approved in accordance with Sections 242 and 245 of the DGCL, and received stockholder approval by written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized representative as of August 25, 2015.

XTERA COMMUNICATIONS, INC.

By:	/s/ Paul J. Colan
Paul J. Colan
Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XTERA COMMUNICATIONS, INC.

I.

The name of the Corporation is Xtera Communications, Inc.

II.

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such location is The Corporation Trust Company.

III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

IV.

A. Classes of Stock. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock authorized to be issued is 680,000,000 shares, of which 395,000,000 shares shall be Common Stock, par value $0.001 per share (the “Common Stock”), and of which 285,000,000 shares shall be Preferred Stock, par value $0.001 per share (the “Preferred Stock”), 40,500,000 of which shall be designated Series A-3 Preferred Stock (the “Series A-3 Preferred”), 39,500,000 of which shall be designated Series B-3 Preferred Stock (the “Series B-3 Preferred”), 25,000,000 of which shall be designated Series C-3 Preferred Stock (the “Series C-3 Preferred”), 60,000,000 of which shall be designated Series D-3 Preferred Stock (the “Series D-3 Preferred”) and 120,000,000 of which shall be designated Series E-3 Preferred Stock (the “Series E-3 Preferred”).

B. Rights, Preferences and Restrictions of Preferred Stock.

1. Dividends. In preference to any dividends payable with respect to the Series A-3 Preferred, Series B-3 Preferred and the Common Stock, (i) the holders of the Series E-3 Preferred shall be entitled to receive, out of assets legally available therefore and on a pari passu basis with the holders of the Series D-3 Preferred and Series C-3 Preferred, dividends in the amount of $0.0263 per share of Series E-3 Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, (ii) the holders of the Series D-3 Preferred shall be entitled to receive, out of assets legally available therefore and on a pari passu basis with the holders of the Series E-3 Preferred and Series C-3 Preferred, dividends in the amount of $0.052 per share of Series D-3 Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum and (iii) the holders of the Series C-3 Preferred, shall be entitled to receive, out of assets legally available therefore and on a pari passu basis with the holders of the Series E-3 Preferred and Series D-3 Preferred, dividends in the amount of $0.0976 per share of Series C-3 Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum. After the payment of the preferential dividends to which the holders of the Series E-3 Preferred, Series D-3 Preferred and Series C-3 Preferred are entitled to receive, (i) the holders of the Series B-3 Preferred shall be entitled to receive, out of assets legally available therefor and on a pari passu basis with the holders of Series A-3 Preferred, dividends in the amount of $0.1384 per share of Series B-3 Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum and (ii) the holders of the Series A-3 Preferred shall be entitled to receive, out of funds legally available therefor and on a pari passu basis with the Series B-3 Preferred, dividends in the amount of $0.087 per share of Series A-3 Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum. All such dividends shall accrue, whether or not declared by the Board of Directors, but shall be payable only when, as and if declared by the Board of Directors, and shall be cumulative. If any lesser dividend amount is declared by the Board of Directors on the Preferred Stock, such amount shall be paid out of funds legally available therefor, and shall be distributed ratably among the holders of the Preferred Stock in accordance with their aggregate dividend rights as set forth above. After the foregoing dividends on the Preferred Stock shall have been paid, then the Corporation may (when, as and if declared by the Board of Directors) declare and distribute in such year dividends among the holders of Preferred Stock and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-converted basis (assuming full conversion of all such Preferred Stock) as of the record date with respect to the declaration of such dividends.

No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid or declared on any Common Stock of the Corporation during any fiscal year of the Corporation until the dividend amounts set forth above shall have been paid on the Preferred Stock or declared and set apart during that fiscal year. No outstanding shares of Common Stock shall be repurchased by the Corporation, other than shares repurchased from former directors, officers, employees and consultants at the lower of cost or fair market value in connection with the termination of their services to the Corporation, unless otherwise unanimously approved by the Board of Directors.

Phrases used throughout this Amended and Restated Certificate of Incorporation to provide for adjustment to certain terms hereof in the event of a stock split or like event, including, without limitation the phrases “subject to proportionate adjustment in the event of a stock split, reverse stock split, reclassification or stock dividend,” and “as adjusted for any stock dividends, combinations or splits with respect to such shares” shall be interpreted so as to apply only to such events occurring after the Original Issue Date (as defined in Section 5(a)(iv)).

2. Liquidation Preference.

(a) Preference.

(i) In the event of a Liquidation Event (as defined in Section 2(c)(i)), the holders of the Series E-3 Preferred shall be entitled to receive prior and in preference to any distribution of any of the assets or the surplus funds of the Corporation to the holders of the Common Stock, Series A-3 Preferred, Series B-3 Preferred, Series C-3 Preferred and Series D-3 Preferred, an amount per share equal to $1.316 (as adjusted for any stock dividends, combinations or splits with respect to such share), plus a further amount equal to all previously declared but unpaid dividends on any such share. All of the preferential amounts to be paid to the holders of the Series E-3 Preferred under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or funds of this Corporation to, the holders of the Common Stock, Series A-3 Preferred, Series B-3 Preferred, Series C-3 Preferred and Series D-3 Preferred in connection with any such Liquidation Event. If, upon such Liquidation Event of the Corporation, the assets and funds of the Corporation are insufficient to provide for the payment of the full preferential amount described in this Section 2(a)(i) to the holders of the Series E-3 Preferred, such assets and funds as are available shall be distributed ratably among the holders of the Series E-3 Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 2(a)(i).

(ii) After the full preferential amounts due the holders of Series E-3 Preferred pursuant to Section 2(a)(i) have been paid or set aside, (1) the holders of the Series D-3 Preferred shall be entitled to receive, on parity with the Series C-3 Preferred but prior and in preference to any distribution of any of the assets or the surplus funds of the Corporation to the holders of the Common Stock, Series A-3 Preferred and Series B-3 Preferred, an amount per share equal to $1.30 (as adjusted for any stock dividends, combinations or splits with respect to such share), plus a further amount equal to all previously declared but unpaid dividends on any such share and (2) the holders of the Series C-3 Preferred shall be entitled to receive, on parity with the Series D-3 Preferred but prior and in preference to any distribution of any of the assets or the surplus funds of the Corporation to the holders of the Common Stock, Series A-3 Preferred and Series B-3 Preferred, an amount per share equal to the product of (i) 2 multiplied by (ii) $1.22 (as adjusted for any stock dividends, combinations or splits with respect to such share), plus a further amount equal to all previously declared but unpaid dividends on any such share. All of the preferential amounts to be paid to the holders of the Series D-3 Preferred and Series C-3 Preferred under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or funds of this Corporation to, the holders of the Common Stock, Series A-3 Preferred and Series B-3 Preferred in connection with any such Liquidation Event. If, upon such Liquidation Event of the Corporation, the assets and funds of the Corporation are insufficient to provide for the payment of the full preferential amount described in this Section 2(a)(ii) to the holders of the Series D-3 Preferred and Series C-3 Preferred, such assets and funds as are available shall be distributed ratably among the holders of the Series D-3 Preferred and the Series C-3 Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 2(a)(ii).

(iii) After the full preferential amounts due the holders of the Series E-3 Preferred, Series D-3 Preferred and Series C-3 Preferred pursuant to Section 2(a)(i) and Section 2(a)(ii) have been paid or set aside, (1) the holders of the Series B-3 Preferred shall be entitled to receive, on parity with the Series A-3 Preferred but prior and in preference to any distribution of any of the assets or the surplus funds of the Corporation to the holders of the Common Stock, an amount per share equal to $2.59521 (as adjusted for any stock dividends, combinations or splits with respect to such share), plus a further amount equal to all previously declared but unpaid dividends on any such share and (2) the holders of the Series A-3 Preferred shall be entitled to receive, on parity with the Series B-3 Preferred but prior and in preference to any distribution of any of the assets or the surplus funds of the Corporation to the holders of the Common Stock, an amount per share equal to $1.626 (as adjusted for any stock dividends, combinations or splits with respect to such share), plus a further amount equal to all previously declared but unpaid dividends on any such share. All of the preferential amounts to be paid to the holders of the Series B-3 Preferred and Series A-3 Preferred under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or funds of this Corporation to the holders of the Common Stock in connection with any such Liquidation Event. If, upon such Liquidation Event of the Corporation, the assets and funds of the Corporation are insufficient to provide for the payment of the full preferential amount described in this Section 2(a)(iii) to the holders of the Series B-3 Preferred and the Series A-3 Preferred, such assets and funds as are available shall be distributed ratably among the holders of the Series B-3 Preferred and the Series A-3 Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 2(a)(iii).

(b) Participation. After the payment of the full preferential amounts to the holders of the Preferred Stock pursuant to Section 2(a), the holders of the Preferred Stock and Common Stock shall be entitled to receive all remaining assets and funds of the Corporation ratably on an as-if-converted to Common Stock per-share basis. Notwithstanding anything to the contrary herein, shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate as Common Stock in any distribution or series of related distributions taking place by reason of a Liquidation Event without first foregoing participation as Preferred Stock in such distribution or series of related distributions. The aggregate amount that a holder of a share of Series E-3 Preferred, Series D-3 Preferred, Series C-3 Preferred, Series B-3 Preferred or Series A-3 Preferred, respectively, is entitled to receive under Section 2(a) and 2(b) is hereinafter referred to as the “Series E-3 Liquidation Amount,” with respect to the shares of Series E-3 Preferred, “Series D-3 Liquidation Amount,” with respect to the shares of Series D-3 Preferred, “Series C-3 Liquidation Amount,” with respect to the shares of Series C-3 Preferred, “Series B-3 Liquidation Amount,” with respect to the shares of Series B-3 Preferred, and the “Series A-3 Liquidation Amount,” with respect to the shares of Series A-3 Preferred.

(c) Deemed Liquidation.

(i) For purposes of this Section 2 and Section 7, a “Liquidation Event” shall include (A) the closing of the sale, exclusive license, transfer or other disposition of all or substantially all of this Corporation’s assets, (B) the consummation of the merger or consolidation of this Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this Corporation or the surviving or acquiring entity), and (C) the closing of any transaction or a series of related transactions pursuant to which a person or group of affiliated persons (other than an underwriter of this Corporation’s securities) acquires 50% or more of the outstanding voting stock of this Corporation (each a “Deemed Liquidation Event”); provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this Corporation’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held this Corporation’s securities immediately prior to such transaction. Notwithstanding this Section 2(c), the treatment of any particular transaction or series of related transactions as a Liquidation Event hereunder shall not be required in the event that a waiver or written consent to that effect is executed by the holders of at least a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), or if the same required vote is obtained at a meeting of the stockholders of the Corporation.

(ii) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2(c) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b).

(iii) In the event of a Deemed Liquidation Event referred to in Section 2(c)(i), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (A) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 30th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the this Section 2(c)(iii) to require the redemption of such shares of Preferred Stock and (B) if the holders of at least a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Series E-3 Liquidation Amount, Series D-3 Liquidation Amount, Series C-3 Liquidation Amount, Series B-3 Liquidation Amount or the Series A-3 Liquidation Amount, as applicable. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective priorities and amounts that would otherwise be payable in respect of the shares to be redeemed under Sections 2(a) and 2(b) if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 2(c)(iii), the

Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(d) Noncash Distributions. If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage an independent competent appraiser to determine the value of the assets to be distributed to the holders of the Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of the Preferred Stock or Common Stock of the appraiser’s valuation. Notwithstanding the above, any securities to be distributed to the stockholders shall be valued as follows:

(i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 20 trading day period ending three (3) business days prior to the closing;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 20 trading day period ending three (3) business days prior to the closing; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), provided that if the Corporation and the holders of at least a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of at least a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

3. Voting Rights.

(a) General. Except as set forth herein or as otherwise required by law, the holder of each share of Preferred Stock shall be entitled to one vote for each share of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, in each case with such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(b) Board of Directors. The authorized number of directors shall be as set forth in the Bylaws of the Corporation. So long as at least 1,000,000 shares of Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) remain issued and outstanding, (i) the holders of the Series E-3 Preferred, Series D-3 Preferred,

Series C-3 Preferred and Series B-3 Preferred, (voting as a single class and not as separate series, and on an as-converted basis), shall be entitled to elect two (2) directors and (ii) the holders of the Series A-3 Stock, voting as a single class, shall be entitled to elect three (3) directors. The holders of the Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as converted basis) shall be entitled to elect the remaining directors of the Corporation. Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of at least a majority of the shares of such class or series may override the Board of Director’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of at least a majority of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of at least a majority of the shares of that class or series of stock represented at the meeting or pursuant to written consent.

4. Conversion. The holders of the Preferred Stock have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Series E-3 Preferred shall be convertible, at the option of the holder thereof and without payment of any additional consideration, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series E-3 Preferred into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) $0.329 (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to all previously declared but unpaid dividends on such share of Series E-3 Preferred, by (B) the Series E-3 Conversion Price, as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series E-3 Preferred (the “Series E-3 Conversion Price”) shall initially be $0.329 per share. The initial Series E-3 Conversion Price shall be subject to adjustment as hereinafter provided.

(ii) Each share of Series D-3 Preferred shall be convertible, at the option of the holder thereof and without payment of any additional consideration, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series D-3 Preferred into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) $0.65 (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to all previously declared but unpaid dividends on such share of Series D-3 Preferred, by (B) the Series D-3 Conversion Price, as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series D-3 Preferred (the “Series D-3 Conversion Price”) shall initially be $0.65 per share. The initial Series D-3 Conversion Price shall be subject to adjustment as hereinafter provided.

(iii) Each share of Series C-3 Preferred shall be convertible, at the option of the holder thereof and without payment of any additional consideration, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series C-3 Preferred into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) $0.65 (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to all previously declared but unpaid dividends on such share of Series C-3 Preferred, by (B) the Series C-3 Conversion Price, as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series C-3 Preferred (the “Series C-3 Conversion Price”) shall initially be $0.65 per share. The initial Series C-3 Conversion Price shall be subject to adjustment as hereinafter provided.

(iv) Each share of Series B-3 Preferred shall be convertible, at the option of the holder thereof and without payment of any additional consideration, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B-3 Preferred into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) $0.65 (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to all previously declared but unpaid dividends on such share of Series B-3 Preferred, by (B) the Series B-3 Conversion Price, as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B-3 Preferred (the “Series B-3 Conversion Price”) shall initially be $0.65 per share. The initial Series B-3 Conversion Price shall be subject to adjustment as hereinafter provided.

(v) Each share of Series A-3 Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A-3 Preferred into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) $0.65 (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to all previously declared but unpaid dividends on such share of Series A-3 Preferred Stock, by (B) the Series A-3 Conversion Price, as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A-3 Preferred (the “Series A-3 Conversion Price”) shall initially be $0.65 per share. The initial Series A-3 Conversion Price shall be subject to adjustment as hereinafter provided.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock at the then effective Conversion Price upon the earlier to occur of (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of securities for the account of the Corporation to the public (A) with respect to which the Corporation receives aggregate net proceeds (after deduction of underwriting discounts and commissions) of not less than $50,000,000, and (B) with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ Stock Market (a “QPO”), or (ii) the election of holders of (A) at least two-thirds (66.67%) of the then outstanding Series E-3 Preferred with respect to the Series E-3 Preferred shares; (B) at least two-thirds (66.67%) of the then outstanding Series D-3 Preferred with respect to the Series D-3 Preferred shares; and (C) at least two-thirds (66.67%) of the then outstanding Series C-3 Preferred and at least a majority of the then outstanding Series C-3 Preferred, Series B-3 Preferred and Series A-3 Preferred (voting together as a single class and not as separate series, and on an as-converted basis), which majority shall include at least two-thirds (66.67%) of the then outstanding Series C-3 Preferred, with respect to the Series C-3 Preferred, Series B-3 Preferred and Series A-3 Preferred shares to convert such shares into Common Stock. The automatic conversion provided for in Section 4(b)(i) shall be deemed ineffective to the extent that the initial public offering in question fails to close subsequent to the automatic conversion.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, or shall deliver an affidavit of loss, to the Corporation at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

5. Adjustments to Conversion Price.

(a) Special Definitions. For purposes of this Section 5, the following definitions shall apply:

(i) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5(c), deemed to be issued) by the Corporation after the Original Issue Date, other than:

(A) shares of Common Stock issued or issuable upon conversion of or with respect to the Preferred Stock, or upon exercise or conversion of any other securities of the Corporation, in each case where such securities are already outstanding as of the Original Issue Date;

(B) shares of Common Stock issued to officers, directors, employees of and consultants to the Corporation pursuant to stock option plans or arrangements approved by a majority of the Board of Directors, including at least one Board designee appointed collectively by the Series E-3 Preferred, Series D-3 Preferred, Series C-3 Preferred and Series B-3 Preferred;

(C) shares issued pursuant to the acquisition of another unaffiliated corporation by the Corporation by merger, purchase of substantially all of the assets, or other reorganization whereby the Corporation owns not less than 50% of the voting power of the surviving corporation, where the transaction is approved by a majority of the Board of Directors, including at least one Board designee appointed collectively by the Series E-3 Preferred, Series D-3 Preferred, Series C-3 Preferred and Series B-3 Preferred;

(D) any other securities issued as to which the Corporation receives a written consent from the holders of a majority of the outstanding Preferred Stock, which majority shall include the holders of at least a majority of the Series E-3 Preferred, Series D-3 Preferred and Series C-3 Preferred (voting as a single class and not as separate series, and on an as-converted basis), specifically excluding such securities from the definition of Additional Shares of Common Stock;

(E) shares of Common Stock issued as a dividend or distribution on Preferred Stock or any event for which adjustment is made pursuant to Section 5(f) or 5(g); or

(F) shares of Common Stock issued to any bank, equipment or property lessor, executive search firm or other similar institution if and to the extent that the transaction in which such issuance is to be made is approved by a majority of the Board of Directors, including at least one Board designee appointed collectively by the Series E-3 Preferred, Series D-3 Preferred, Series C-3 Preferred and Series B-3 Preferred and at least one Board designee of the Series A-3 Preferred, and is primarily for purposes other than equity financing.

(ii) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(iii) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(iv) “Original Issue Date” for the Preferred Stock shall mean the effective date of this Amended and Restated Certificate of Incorporation.

(b) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of and immediately prior to such issue, subject to the provisions of Section 5(d)(iii).

(c) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion, exercise and/or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(d)) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue or would otherwise be subject to Section 5(d)(iii) on such record date and provided further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(i) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion and/or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv) no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(v) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d) Adjustment of Conversion Price of Preferred Stock Upon Issuance of Additional Shares of Common Stock.

(i) In the event that after the Original Issue Date the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(c)) without consideration or for consideration per share less than the Series E-3 Conversion Price, then and in each such event, the Series E-3 Conversion Price shall be reduced to a price equal to the per share price paid for the Additional Shares of Common Stock.

(ii) In the event that after the Original Issue Date the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(c)) without consideration or for consideration per share less than the Series D-3 Conversion Price, then and in each such event, the Series D-3 Conversion Price shall be reduced to a price equal to the per share price paid for the Additional Shares of Common Stock.

(iii) In the event that after the Original Issue Date the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(c)) without consideration or for consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event, the Conversion Price of the Series C-3 Preferred, Series B-3 Preferred or Series A-3 Preferred, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this Section 5(d), shares of Common Stock issuable upon conversion of outstanding Preferred Stock and outstanding Convertible Securities or exercise of outstanding Options shall not be deemed to be outstanding.

(iv) Notwithstanding the above, no Conversion Price adjustment effected by operation of any provision of this Section 5(d) shall be construed so as to necessitate any further adjustment of the Conversion Price of Preferred Stock hereunder.

(e) Determination of Consideration. For purposes of this Section 5, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i) Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board and the holders of at least a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Corporation;

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board and the holders of at least a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); and

(D) anything herein to the contrary notwithstanding, if in any case described above, the Corporation and the holders of a majority of the Preferred Stock are unable to reach agreement as to the value of such consideration, then the value thereof will be determined by an independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

(ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(c), relating to Options and Convertible Securities, shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by;

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise (and, if applicable, conversion) of such Options or the conversion or exchange of such Convertible Securities.

(f) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split, or otherwise) into a greater number of shares of Common Stock after the Original Issue Date, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation be proportionately increased.

(g) Adjustments for Other Distributions. In the event at any time after the Original Issue Date the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock.

(h) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change, all subject to further adjustment as provided herein.

(i) No Impairment. Without the prior written consent of the holders of a majority of the Preferred Stock, explicitly authorizing one or more of the actions set forth below herein, the Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

6. Notices of Record Date. In the event that the Corporation shall propose at any time:

(a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(c) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

(i) at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (b) and (c) above; and

(ii) in the case of the matters referred to in (b) and (c) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); provided, however, that the periods for the notice requirements set forth in this Section 6 may be shortened upon the vote or written consent of the holders of at least majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation.

7. Protective Provisions. In addition to any other rights provided by law, so long as at least 1,000,000 shares of Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) shall be outstanding, the Corporation shall not (in any case by merger, consolidation, operation of law, or otherwise), without first obtaining the affirmative vote or written consent of the holders of not less than at least two-thirds (66.67%) of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(a) amend, alter or repeal in any way this Amended and Restated Certificate of Incorporation in a manner that adversely affects the rights, preferences or privileges of the Series E-3 Preferred, Series D-3 Preferred, Series C-3 Preferred, Series B-3 Preferred, or the Series A-3 Preferred;

(b) issue, or obligate itself to issue, any equity security or securities convertible into or exercisable or exchangeable for any equity securities which ranks senior to or pari passu with the Series E-3 Preferred, Series D-3 Preferred, Series C-3 Preferred, Series B-3 Preferred or Series A-3 Preferred other than securities issued pursuant to the Note and Warrant Purchase Agreement dated on or about April 22, 2011.

(c) pay or declare any dividend or distribution on any shares of capital stock or repurchase or redeem any capital stock of the Corporation other than (A) pursuant to stock repurchase rights in favor of the Corporation with respect to officers, directors, employees, consultants or advisors of the Corporation approved by the Board of Directors; (B) as required by this Amended and Restated Certificate of Incorporation; or (C) pursuant to redemption rights granted by the Corporation to certain lenders prior to the Original Issue Date;

(d) effect a Liquidation Event or any event treated as a Liquidation Event under Section 2(c) above;

(e) increase the number of authorized shares of capital stock of this Corporation;

(f) reclassify any authorized shares of capital stock of this Corporation; or

(g) increase the authorized number of members of the Board of Directors of this Corporation.

8. Limitations on Reissuance. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

C. Rights, Preferences and Restrictions of Common Stock. Except as otherwise provided herein, the rights granted to the Common Stock are as set forth below.

1. Dividends. Subject to the provisions of Division (B) of this Article IV, the holders of the Common Stock shall be entitled to receive, when, as, and if, declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Preference. Upon a Liquidation Event, the assets of the Corporation shall be distributed as provided in Section 2 of Division B of this Article.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. In addition to the voting rights for the election of directors set forth in Section 3 of Division B of this Article IV, the holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation. There shall be no cumulative voting. Notwithstanding anything to the contrary contained herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for the exercise of options or warrants or the conversion of Preferred Stock) by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

V.

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for further definition and regulation of the powers of the Corporation and of its directors and stockholders:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. The directors may adopt, amend, or repeal the Bylaws of the Corporation.

3. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the corporation, subject to the terms of this Amended and Restated Certificate of Incorporation which limits the number of such directors. Election of directors need not be by written ballot unless the Bylaws so provide.

4. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of the repeal or modification with respect to acts or omissions occurring prior to the repeal or modification.

5. In addition to the powers and authority expressly conferred upon the directors in this Amended and Restated Certificate of Incorporation or by statute, the directors are empowered to exercise all those powers and do all those acts and things that may be done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation and any Bylaws adopted by the stockholders, provided, however, that no Bylaw adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if that Bylaw had not been adopted.

VI.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at the place or places designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or later prescribed by statute, and all rights conferred upon the stockholders in this Amended and Restated Certificate of Incorporation are granted subject to this right.

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